UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 9, 2012

MedAssets, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33881	51-0391128

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 North Point Center E, Suite 200, Alpharetta, Georgia	30022

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	678-323-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2012, MedAssets, Inc. (the “Company”) announced that Mr. Michael P. Nolte has been appointed by the Company’s Board of Directors (the “Board”) to serve as the Company’s Executive Vice President and Chief Operating Officer, effective immediately.  Mr. Nolte will report directly to Mr. John A. Bardis, the Company’s Chairman, President and Chief Executive Officer.

Additionally, the Company announced that Mr. Rand A. Ballard, the Company’s Senior Executive Vice President, Chief Operating Officer and Chief Customer Officer and a member of the Board, will now focus his day-to-day management efforts on client management and sales activities.  Mr. Ballard will continue to report directly to Mr. Bardis as Senior Executive Vice President and Chief Customer Officer and remain a member of the Board.

Mr. Nolte, age 42, was most recently employed by GE Healthcare IT as Vice President and General Manager of the Americas Services business (2011 to 2012) overseeing more than 1,700 staff focused on GE’s healthcare software portfolio that includes revenue cycle, clinical/EHR, and digital imaging solutions; Vice President and General Manager, Hospital and Large Practice (2010 to 2011) and Vice President and General Manager, Marketing (2008 to 2010).  Previously, Mr. Nolte served at General Electric from 2005 to 2008 focused on corporate initiatives and at McKinsey & Company as Engagement Manager from 2001 to 2005.  Before entering the private sector, Mr. Nolte served in the United States Army from 1992 through 1998, ending his military career as a Captain and Company Commander for a rapid deployment medical supply chain and maintenance organization.

In connection with his appointment, Mr. Nolte has entered into an employment agreement (the “Nolte Agreement”) with the Company.  The Nolte Agreement contains an initial two-year term with an automatic one-year extension each year thereafter unless either party provides written notice to the other of its intention not to renew the Nolte Agreement at least 12 months prior to the expiration of the then-current term. The Nolte Agreement provides for an annual base salary of not less than $435,000, subject to increase as may be approved by the Chief Executive Officer or the Compensation, Governance and Nominating Committee of the Board. Mr. Nolte is eligible to participate in an annual cash incentive plan established by the Board in respect of each fiscal year during the employment term, with an annual target cash incentive of 70% of base salary. In the event Mr. Nolte is terminated without “cause” or resigns for “good reason” (as each is defined in the Nolte Agreement), he will be entitled to the following: (i) a severance multiplier, multiplied by the sum of his base salary plus target annual bonus, and (ii) full vesting of outstanding equity awards held by him. If such termination occurs during the 2 years following a change in control, the severance multiplier will be 2. In all other events, it will be 1. Furthermore, if the Company elects not to extend the term of the Nolte Agreement during the 2 years following a change in control, such non-extension will be deemed a termination without cause for purposes of the Nolte Agreement. In addition, the Nolte Agreement contains standard confidentiality provisions and subjects Mr. Nolte to non-competition and non-solicitation obligations during the term of employment and for 24 months following termination of employment for any reason.

Additionally, in connection with his appointment, on March 12, 2012, Mr. Nolte was granted the following equity awards: i) 120,000 service-based restricted shares; ii) 120,000 performance-based restricted shares; iii) 80,000 service-based stock-settled stock appreciation rights (“SSARs”); and iv) 80,000 performance-based SSARs.  The service-based awards vest 33% after one year and 1/24th monthly thereafter.  The performance-based awards vest approximately 33% on each of February 28, 2013, 2014 and 2015 based on the achievement of certain Company financial performance targets. The exercise price of the SSARs awards will be the closing price of the Company’s common stock on March 12, 2012, and these awards will have an expiration of 7 years.

The description of Mr. Nolte’s employment is qualified in its entirety by reference to the Nolte Agreement, a copy of which will be filed as an exhibit to the Company’s next periodic report on Form 10-Q.

On March 9, 2012, Ms. Samantha Trotman Burman, a member of the Board, announced her resignation effective immediately, in order to allow Ms. Burman more time to spend with her family and pursue other opportunities and interests closer to her home. Ms. Burman’s decision to step down did not involve any disagreement with the Company, our management or the Board. Ms. Burman had served as one of the Company’s directors since 1999 and as a member of the Audit Committee of the Board since 2000.  As a member of the Audit Committee, Ms. Burman played an instrumental role in the Company’s initial public offering, as well as a number of financings, and assisted with the oversight of the Company’s periodic filings with the Securities and Exchange Commission.  Ms. Burman’s experience, counsel and service to the Company over the course of eleven years will be missed.  The Company and the Board thank Ms. Burman for her many years of dedicated service.

Item 7.01     Regulation FD Disclosure.

The Company is disclosing under Item 7.01 of this Current Report on Form 8-K information contained in the press release announcing the appointments and other events filed as Exhibit 99.1 to this report.  The information furnished pursuant to, and incorporated by reference in, this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated March 12, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedAssets, Inc.

March 12, 2012	By:	/s/ Charles O. Garner
Name: Charles O. Garner
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated March 12, 2012.